Exhibit 4.1

SECURED DEMAND CONVERTIBLE PROMISSORY NOTE

$250,000	Executed at: Fort Lauderdale, Florida
Dated: June 25, 2007

theglobe.com, inc. a Delaware corporation (the "Company"), the principal office of which is located at 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, for value received, hereby promises to pay to Dancing Bear Investments, Inc., a Florida corporation, or its permitted assigns (the "Holder"), the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest thereon at the rate of ten percent (10%) per annum, on the terms and conditions set forth hereinafter. This Note is one of several Notes issued in accordance with, and is subject to the provisions of, that certain Note Purchase Agreement between the Company and the Holder, dated on or about May 29, 2007 (the "Note Purchase Agreement"). For purposes of this Note, the holders of the Notes representing at least a majority of the outstanding principal of all the Notes in the aggregate issued pursuant to the Note Purchase Agreement are referred to herein as the “Majority Holders”). Other defined terms used herein and not otherwise specifically defined herein shall have the same meanings as set forth in the Note Purchase Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.  Principal and Interest. Except as provided herein and in Section 5 hereof, all payments under this Note shall be by cashier's check, wire transfer or other immediately available funds payable in United States currency. The principal hereof shall be due and payable five business days following any DEMAND for payment (the "Maturity Date"), which DEMAND may be made by the Holder at anytime. Accrued interest, at the rate mentioned above, shall be due and payable on the Maturity Date.

2.  Events of Default. Each of the following events shall be deemed an Event of Default hereunder: (i) the Company fails to timely pay all then outstanding principal and accrued interest when due; (ii) the Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; (iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or (iv) the Company defaults on any of its obligations or breaches any of its representations, warranties or covenants in the Note Purchase Agreement or the Security Agreement and such breach remains uncured to the reasonable satisfaction of the Majority Holders for a period of five (5) business days after notice thereof from the Majority Holders (whom may elect to waive any such default or breach).

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall: at the option of the Holder in the case of an Event of Default of the nature specified in clause (i) above; automatically in the case of an Event of Default pursuant to clauses (ii) or (iii) above; and at the option of the Majority Holders in the case of an Event of Default pursuant to clause (iv) above, be immediately due, payable and collectible by Holder pursuant to applicable law. Subject to the foregoing, Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently. In addition, at any time or times during which an Event of Default shall then exist or upon the maturity of this Note, the interest rate under this Note shall be equal to the lesser of: (i) eighteen percent (18%) per annum; or (ii) the maximum rate of interest permitted by applicable law, and shall be due and payable ON DEMAND.

3.  Security. The Company's obligations hereunder shall be secured by a security interest in and upon the "Collateral" (as defined in the Security Agreement) of the Company. The Company agrees to execute and deliver to the Holder and for the benefit of all Holders of the Notes, in form and substance reasonably satisfactory to Majority Holders, a security agreement, financing statement and such other documents as the Majority Holders may reasonably require with regards to such security interest.

4.  Prepayment. The Company may not prepay this Note in whole or in part at any time prior to May 29, 2008, without the prior written consent of the Majority Holders. In recognition of Holder's conversion rights pursuant to Section 5 hereof, such consent may be withheld in the sole discretion of the Majority Holders. After May 29, 2008, the Company may prepay this Note at any time upon at least fifteen days prior written notice of the proposed date of prepayment; provided, however, that the Holder may elect to convert all or a portion of this Note at any time prior to such date of prepayment.

5.  Conversion.

Voluntary Conversion. The Holder of this Note has the right, at the Holder's option, to convert the outstanding principal under this Note, in accordance with the provisions of Section 5.2 hereof, in whole or in part, but in denominations of not less than Ten Thousand Dollars ($10,000) (unless the entire principal balance of this Note is being converted), into fully paid and nonassessable shares of Common Stock of the Company. Subject to Section 6 below, the number of shares of Common Stock into which the outstanding principal of this Note may be converted ("Conversion Shares") shall be determined by dividing the principal amount for which conversion is requested by the Conversion Price (as defined below) in effect at the time of such conversion. The initial “Conversion Price” shall be One Cent ($.01). Notwithstanding anything herein to the contrary, if, after taking into account the number of shares of the Company’s Common Stock issuable upon exercise or conversion of all outstanding securities of the Company (other than the Notes) that are, directly or indirectly, convertible or exercisable into shares of Common Stock, the Company does not have authorized a sufficient number of shares of Common Stock to permit conversion of this Note and each other Note in full, then this Note shall, subject to the terms hereof, be convertible only to the extent of the number of shares of Common Stock that are authorized and available for issuance hereunder. Any portion of the principal amount of this Note which is not convertible due to the application of the foregoing sentence shall become subject to conversion hereunder at such time as the Company’s shareholders authorize an amendment to the Company’s certificate of incorporation authorizing a number of additional shares of Common Stock sufficient to permit such conversion.

5.1  Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of Common Stock, it shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the Note, and shall state therein the name or names in which the certificate for shares of Common Stock are to be issued. A closing for such conversion shall be held at the offices of the Company on the fifth business day following the date of deposit of the notice in the mail or such other date mutually acceptable to the Holder and the Company. At such closing the Company shall issue and deliver to the Holder of this Note a certificate or certificates (bearing such legends as are required under applicable state and federal securities laws in the opinion of counsel to the Company) for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a check made payable to the Holder in the amount of any accrued interest on the principal amount converted to the date of such conversion, and the Holder shall surrender this Note. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of mailing of Holder's written notice of exercise (the "Effective Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

5.2  Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted. If the conversion is for less than the entire outstanding principal balance of this Note, then the Company shall issue a replacement Note to the Holder representing the unconverted principal balance.

6.  Conversion Price Adjustments.

6.1  Adjustments for Subdivision, Dividends, Combinations or Consolidations of Common Stock. If the Company shall at any time or from time to time after the date that this Note is issued (the “Original Issue Date”) effect a combination or consolidation of the outstanding Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event the Company shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased. Such adjustment shall take place (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend and (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted as of the time of actual payment of such dividend.

6.2  Adjustment for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holder of the Note shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that it would have received had its Note been converted for Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the Holder or with respect to such other securities by their terms.

6.3  Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event the Holder shall have the right thereafter to convert this Note for the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which this Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.4  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note; provided, however, that no adjustment need be made hereunder until the cumulative affect of such adjustment to the Conversion Price is at least $.01.

7.  Assignment. Subject to the restrictions on transfer or assignment set forth in the Note Purchase Agreement, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8.  Notices. All notices, requests, consents and other communications hereunder to any party, shall be deemed to be sufficient if in writing and contained (i) delivered in person, (ii) delivered and received by telex, telecopier, telegram, if a confirmatory mailing in accordance herewith is also made, (iii) duly sent by registered mail return receipt requested and postage prepaid or (iv) duly sent by overnight delivery service, addressed to such party at the address set forth in the Note Purchase Agreement. All such notices and communications shall be deemed to have been received: (i) at the time personally (including delivery by telex, telecopier and telegram), (ii) three days after mailed to the foregoing persons at the addresses set forth above; (iii) the next day when sent by overnight delivery service; provided that rejection or other refusal to accept or inability to deliver because of changed address for which no notice has been received shall also constitute receipt.

9.  No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

10.  Amendment and Waiver. This Note is one of several issued pursuant to the Note Purchase Agreement. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Holder, and each future holder of the Note and the Company, provided that no such amendment or waiver shall be binding on a Holder that does not consent thereto to the extent such amendment or waiver treats such Holder substantially differently than any holder of a Note that does consent thereto.

11.  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 25th day of June, 2007

theglobe.com, inc.

By:	/s/ Edward A. Cespedes

Its:	President

Name of Holder: Dancing Bear Investments, Inc.

Address:	110 E. Broward Boulevard
Suite 1400 Fort Lauderdale, FL 33301

Taxpayer ID#:	65-0712083

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of the Note)

TO:	theglobe.com, inc.
110 East Broward Blvd.
14th Floor
Fort Lauderdale, Florida 33301

The undersigned, the Holder of the foregoing Note, hereby elects to convert $____________ of the unpaid principal amount of such Note into shares of Common Stock of theglobe.com, inc., and requests that the certificate for such shares be issued in the name of ____________.

Dated: _______________________, 200__.

(Signature must conform in all respects to name of Holder as specified on the face of the Note)

(Address)